EXHIBIT 107

CALCULATION OF FILING FEE TABLES

S-1

American Resources Corporation

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	(1)	Other	17,323,379	$3.835	$66,435,158.50	0.0001381	$9,174.70

Total Offering Amounts:							$66,435,158.50		9,174.70
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$9,174.70

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Offering Note(s)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

Estimated solely for the purpose of calculating the registration fee according to Rule 457(c) under the Securities Act, based on the average of the high ($4.07) and low ($3.60) prices of the registrant’s common stock reported on the Nasdaq Capital Market on October 23, 2025, which is within five business days prior to filing this registration statement.